EXHIBIT 8

                         Weil, Gotshal & Manges LLP
                  767 Fifth Avenue, New York, NY 10153-0019
                                (212) 310-8000


                                                   April 7, 1997

St. Jude Medical, Inc.
One Lillehei Plaza
St. Paul, Minnesota  55117

Ladies and Gentlemen:

         In connection with the registration by St. Jude Medical, Inc., a Minnesota corporation ("St. Jude Medical"), of shares of St. Jude Medical Common Stock, par value $.10 per share, under the Securities Act of 1933, as amended (the "Securities Act"), on a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (with all amendments thereto, the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

         In formulating our opinion, we examined such documents as we deemed appropriate, including the Registration Statement and the Agreement and Plan of Merger, dated as of October 23, 1996, as amended by Amendment No. 1 thereto, dated as of March 28, 1997 (the "Merger Agreement"), among St. Jude Medical, Pacesetter, Inc., a Delaware corporation and wholly owned subsidiary of St. Jude Medical, and Ventritex, Inc., a Delaware corporation ("Ventritex").

         Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger (as such term is defined in the Merger Agreement) set forth in the Merger Agreement and the Registration Statement,
(2) that the Merger is consummated in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement and the Registration Statement and (3) the accuracy of (a) the representations made by St. Jude Medical, which are set forth in a letter to us, dated the date hereof, and (b) the representations made by Ventritex, which are set forth in a letter to us, dated April 4, 1997.

         Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above, we are of the opinion that the legal conclusions set forth under the heading "The Merger-Certain Federal Income Tax Consequences" in the Registration Statement are correct in all material respects. We express no opinion as to any matter other than those specifically set forth herein.

         Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, the Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any change or inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the opinion set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

         The opinion expressed herein is rendered solely for your benefit in connection with the transactions described herein. This opinion may not be used or relied upon by any other person, nor may this letter or any copies thereof be furnished to a third party, filed with a governmental agency, quoted, cited or otherwise referred to without our prior written consent.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                           Very truly yours,

                                           /s/ Weil, Gotshal & Manges LLP